BADAK IV LNG SALES CONTRACT

     This Badak IV LNG Sales Contract (the "Contract"), dated as of the ____ day of ____________, 1990, is made by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
(PERTAMINA), a
state enterprise of the Republic of Indonesia ("Seller"), on the one hand,

   and

OSAKA GAS CO., LTD. ("Osaka Gas"), TOKYO GAS CO., LTD. ("Tokyo
Gas") and TOHO GAS CO., LTD. ("Toho Gas"), all corporations organized and existing under the laws of Japan (hereinafter referred to individually as "Buyer" and collectively as "Buyers"), on the other hand.

     In consideration of the mutual agreements contained herein, Seller and each Buyer hereby agree as follows:

ARTICLE 1 - DEFINITIONS

     The terms or expressions set forth below will have the following meanings when used in this Contract and where the context permits the singular shall include the plural and vice versa:

1.1  Actual Cubic Foot
     A volume equal to the volume of a cube whose edge is one foot.
1.2  Actual Loading Time
     As defined in Section 4.12(b).
1.3  Affiliate
     As defined in Article 19.
1.4  Allotted Loading Time
     As defined in Section 4.12(a).
1.5  Annual Program
     As defined in Section 12.1(a).
1.6  Arrival Temperature Requirement
     As defined in Section 4.10.
1.7  Authorizations and Approvals
     As defined in Article 26.
1.8  Badak Facility
     As defined in Section 5.2.
1.9  Base Rate
     The rate of interest announced from time to time to the press by Citibank, N.A., New York ("Citibank") as Citibank's base rate. The base rate may not be the lowest rate charged by Citibank to its borrowers. If there is any doubt as to the Base Rate for any period, a written confirmation signed by an officer of Citibank shall conclusively establish the Base Rate in effect for such period. In the event that Citibank shall for any reason cease quoting a base rate as described above, then a comparable rate shall be determined using rates then in effect and shall be used in place of the said base rate.

1.10 British Thermal Unit (BTU)
     The amount of heat required to raise the temperature of one avoirdupois pound of pure water from 59.0 degrees Fahrenheit to 60.0 degrees Fahrenheit at an absolute pressure of 14.696 pounds per square inch. MMBTU means one million (1,000,000) BTU's.

1.11 Business Day in Japan
     Every day other than Saturdays, Sundays, National Holidays
     (including compensatory days), and January 2 and 3.

1.12 Buyer's Facilities
     For the purposes of Section 15.1(a)(v) in respect of any Buyer, the Receiving Facilities of such Buyer and such other facilities directly related to the use of LNG which, if not operational, would reduce the amount of LNG which such Buyer is able to receive hereunder.

1.13 Buyers' Representative
     Such entity or entities from time to time designated by Buyers pursuant to Article 18.

1.14 Buyers' Transportation Agreement
     The Transportation Agreement between Buyers and Buyers'
     Transporter for transporting LNG delivered under this Contract.

1.15 Buyers' Transporter
     The Transporter designated in Buyers' Transportation
     Agreement.

1.16 Certificate
     As defined in Section 3.2(a).

1.17 Conditions of Use
     As defined in Section 4.4(c).

1.18 Contract Sales Price
     As defined in Section 8.1.

1.19 Cubic Meter (CBM)
     A volume equal to the volume of a cube whose edge is one meter.

1.20 DA Period
     A Fixed Quantity Period in relation to which a Downward
     Adjustment is exercised pursuant to Section 7.1(d).

1.21 Delivery Point
     The point at the Loading Port at which the flange coupling of Seller's loading line joins the flange coupling of the LNG loading manifold on board any LNG Tanker.

1.22 Downward Adjustment
     As defined in Section 7.1(d).

1.23 ETA
     Estimated time of arrival as defined in Section 4.6(a).

1.24 Financing
     As defined in Article 26.

1.25 Fixed Quantity
     As defined in Section 7.1(a).

1.26 Fixed Quantity Notice
     As defined in Section 7.1(c).

1.27 Fixed Quantity Period
     As defined in Section 7.1(a).

1.28 Force Majeure
     As defined in Section 15.1.

1.29 Force Majeure Deficiency
     As defined in Section 7.6(a).

1.30 Gas Supply Area
     The areas in East Kalimantan, Indonesia covered by production sharing contracts between Seller and Seller's Suppliers.

1.31 G.P.A.
     Gas Processors Association.

1.32 Gross Heating Value
     The quantity of heat, expressed in British Thermal Units, produced by the complete combustion in air of one cubic foot of anhydrous gas, at a temperature of 60.0 degrees Fahrenheit and an absolute pressure of 14.696 pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

1.33 Liquefied Natural Gas (LNG)
     Natural Gas in a liquid state at or below its boiling point and at a pressure of approximately one atmosphere.

1.34 LNG Tanker
     An ocean-going vessel, meeting the requirements of Section
     4.2, suitable for transporting LNG, which is used by Buyers for transportation of LNG delivered under this Contract.

1.35 Loading Port
     The port located at the Badak Facility.

1.36 Make-Up LNG
     As defined in Section 7.5.

1.37 Natural Gas
     Any hydrocarbon or mixture of hydrocarbons consisting essentially of methane, other hydrocarbons, and non-combustible gases in a gaseous state and which is extracted from the subsurface of the earth in its natural state, separately or together with liquid hydrocarbons.

1.38 Ninety-Day Schedule
     As defined in Section 12.2.

1.39 Notice of Readiness
     As defined in Section 4.9.

1.40 Omnibus Agreement
     As defined in Section 4.4(c).

1.41 Proved Remaining Recoverable Reserves
     Reserves which have been proved to a high degree of certainty by reason of actual completion, successful testing or in certain cases by adequate core analyses, and which are defined areally by reasonable geological interpretation of structure and known continuity of oil- or gas-saturated material.

1.42 Quantity Deficiency
     As defined in Section 7.3(a).

1.43 Receiving Facilities
     As defined in Section 5.1.

1.44 Restoration Quantities
     As defined in Section 7.6(a).

1.45 Round-Up Request
     As defined in Section 7.3(a)(ii).

1.46 Seller's Facilities
     For the purposes of Section 15.1(a)(iv), Natural Gas reservoirs or production facilities in the field, the facilities for transportation of Natural Gas from the field, and the Badak Facility.

1.47 Seller's Gas Supply Obligation
     From time to time on any given date the amount of Natural Gas required to satisfy the remaining obligations of Seller on such date to supply LNG or Natural Gas from the Gas Supply Area plus the amount of Natural Gas from the Gas Supply Area required to supply any additional commitment or commitments which Seller anticipates making.

1.48 Seller's Suppliers
     In respect of portions of the LNG to be sold hereunder:
     (a) Virginia Indonesia Company, OPICOIL Houston, Inc., OPICOIL IJV, Inc., Ultramar Indonesia Limited, Union Texas East Kalimantan Limited, Universe Gas & Oil Company, Inc. and Virginia International Company;
     (b)  Total Indonesie and Indonesia Petroleum Ltd.; and
     (c)  Unocal Indonesia Ltd. and Indonesia Petroleum Ltd.;
     and any successors and assigns of any of the aforesaid suppliers who shall have agreed in writing to be bound by all of the obligations of their respective assignors under the applicable agreement with Seller under which such suppliers make available for sale hereunder their respective interests in the quantities of LNG to be sold hereunder.

1.49 Seller's Transportation Agreement
     That certain Transportation Agreement made as of September 23, 1973, as amended, by and between Burmah Gas Transport Limited and Seller.

1.50 Seller's Transporter
     Burmah Gas Transport Limited or its successors or assigns under Seller's Transportation Agreement.
1.51 Standard Cubic Foot (scf)
     The quantity of Natural Gas, free of water vapor, occupying a volume of one Actual Cubic Foot at a temperature of 60.0 degrees Fahrenheit and at an absolute pressure of 14.696 pounds per square inch.

1.52 Statement of Cooling Time
     As defined in Section 4.10.

1.53 Take-or-Pay Quantity
     As defined in Section 7.5.

1.54 Unloading Ports
     The ports at locations in or near Tokyo, Nagoya, Osaka and Himeji, and at such other locations in Japan as may be agreed between Seller and Buyers, where the Receiving Facilities are or will be constructed.

1.55 Waiver Agreement
     As defined in Section 4.4(c).

1.56 Year 21 Quantity
     As defined in Section 7.1(d)(iv).

ARTICLE 2 - SALE AND PURCHASE

     Seller agrees to sell and deliver to each Buyer at the Delivery Point, and each Buyer agrees to purchase, receive and pay for, and to pay for if not taken, LNG, in the quantities, at the price and in accordance with the other terms and conditions set forth in this Contract.

ARTICLE 3 - SOURCES OF SUPPLY

3.1  Sources of Supply
     The Natural Gas to be processed into LNG and sold and delivered hereunder is to be produced from the Gas Supply Area. Seller has and will maintain throughout the term of this Contract the right and ability to perform its obligations under this Contract to sell and deliver all quantities of LNG to be sold and delivered hereunder. Notwithstanding any reference to Seller's Suppliers in this Contract, Seller is fully responsible for performance of all the obligations of Seller hereunder and no contractual default of any of Seller's Suppliers shall excuse Seller from its full responsibility hereunder.

3.2  Reserves of Natural Gas
     (a) Seller has furnished Buyers with statements, each entitled "Certificate" and each dated January 31, 1986 or May 1, 1989, of DeGolyer and MacNaughton expressing its estimate of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area. Seller represents that such estimated quantity is in excess of Seller's Gas Supply Obligation as of the date of this Contract. Hereafter and throughout the term of this Contract, before committing additional Natural Gas from the Gas Supply Area to sale or other utilization, Seller shall secure from an independent petroleum engineering consultant firm of recognized standing in the petroleum industry, qualified by reputation and experience in estimating reserves of oil and natural gas in subsurface reservoirs, the written statements (the "Certificate") of such firm expressing its estimate of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area in an amount at least equal to Seller's Gas Supply Obligation. Seller shall provide Buyers with copies of each Certificate of such independent petroleum engineering consultant firm on which Seller relies in making any such commitment for supply of Natural Gas from the Gas Supply Area. Seller shall also furnish all supporting documentation provided by such independent petroleum engineering consultant firm in connection with the issuance of such Certificate.

     (b) If, during the term of this Contract, Seller obtains information which indicates unforeseen adverse changes in the Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area, Seller shall promptly inform Buyers of such situation and shall further inform Buyers of any measures which Seller may be required to take in fulfilment of its obligations under this Contract.

ARTICLE 4 - LOADING AND TRANSPORTATION

4.1  Buyers' Obligation to Provide Transportation
     Buyers shall provide, or cause to be provided, the transportation required to transport all quantities of LNG to be sold and delivered hereunder from the Loading Port.

4.2  LNG Tankers
     Buyers shall at all times provide, maintain and operate, or cause to be provided, maintained and operated, for their performance under this Contract, LNG Tankers compatible with the marine facilities of the Badak Facility of the following dimensions:
     length up to approximately two hundred ninety (290) meters width up to approximately forty-eight (48) meters draft up to approximately eleven and one-tenth (11.1) meters, which LNG Tankers shall be designed and at all times equipped and manned so as safely to permit the loading of a full cargo in approximately twelve (12) hours of pumping time and to accept cargo at a rate up to approximately eleven thousand (11,000) CBM per hour being the full design pumping rate of Seller's loading pumps (which rate shall be subject to revision after mutual agreement). The provisions of this Contract applicable to LNG Tankers shall apply whether any LNG Tanker is owned and operated by the Buyers or otherwise.

4.3  Loading Port Facilities
     Seller shall at all times provide, maintain and operate, or cause to be provided, maintained and operated, for its performance under this Contract, facilities at the Loading Port, including the following:
     (A) a berth and port facilities, including a channel and turning basin, all (together with a holding anchorage which Seller shall cause to be designated) capable of receiving an LNG Tanker of the dimensions set forth in
          Section 4.2, where such LNG Tanker may safely proceed to, lie at and depart from, always afloat at all times of the tide;

     (B) loading facilities capable of loading LNG at an approximate rate of ten thousand (10,000) CBM per hour at a normal operating pressure of about forty-two and one-half pounds per square inch gauge (42.5 psig) at the Delivery Point. In any event, pressure at the Delivery Point shall not exceed one hundred twenty pounds per square inch gauge (120 psig);

     (C) a boil-off gas return system capable of receiving boil-off gas from an LNG Tanker at the rate required for the loading of LNG at the rate specified in Section 4.3(B);

     (D)  shore tanks and loading lines for liquid nitrogen;
          pipelines and connections for the supply of fresh water;
          and

     (E) appropriate systems necessary for radio and telex communications with the LNG Tankers.

     Seller shall not be obligated to provide facilities for repair of LNG Tankers.

4.4  Loading Port Obligations
     (a) LNG Tankers shall utilize the Loading Port facilities subject to observance of all relevant port regulations. Any tugs, pilots or escort vessels required (or other support vessels required in connection with the safe berthing of an LNG Tanker) shall be employed at the sole risk and expense of the LNG Tanker. Prior to each loading, Buyers' Transporter shall be responsible for determining the availability of any nitrogen, fuel, water and other utilities required by the LNG Tankers at the Loading Port, which will be provided by Seller on an as available basis for Buyers' Transporter's account.

     (b) Buyers and/or Buyers' Transporter shall be responsible for payment of amounts due for supplies and services requested by masters of LNG Tankers and for normal port charges to the extent such charges are uniformly applied to all LNG vessels receiving exports of LNG from the Loading Port.

     (c) Conditions of Use for Bontang, Selatan LNG Marine Terminal ("Conditions of Use") will be signed by the Master of each LNG Tanker before using the Loading Port facilities. The Conditions of Use shall be modified by an Omnibus Agreement between Seller, Seller's Suppliers and Buyers' Transporter (the "Omnibus Agreement") and a Waiver Agreement between Seller, Seller's Suppliers, Buyers' Transporter and Buyers (the "Waiver Agreement"), in the same form and substance as hitherto executed in connection with the use of the Loading Port by other LNG vessels. Prior to the first sale and delivery of LNG under this Contract, Seller shall sign and cause Seller's Suppliers to sign the Omnibus Agreement and Waiver Agreement, Buyers shall sign and cause Buyers' Transporter to sign the Waiver Agreement, and Buyers shall cause Buyers' Transporter to sign the Omnibus Agreement.

     (d) In the interests of the smooth and timely performance of Buyers' obligation to provide transportation of LNG sold and purchased under this Contract, Seller shall provide assistance to Buyers, Buyers' Transporter and Buyers' Representative in obtaining equipment, supplies, services and assistance, similar to and upon the same terms as the assistance provided by Seller to the other LNG vessels using the Loading Port.

4.5  Cargo Loading
     (a) The LNG to be sold and purchased hereunder shall be pumped into an LNG Tanker at the expense of Seller through manifold strainers of sixty (60) mesh (or such other mesh as shall be agreed from time to time by the parties) provided by the LNG Tanker and, absent agreement of the parties or an unavoidable circumstance or circumstances, shall be in full cargo lots.

     (b) There shall be no charge for any natural gas boiled-off from the LNG Tankers while berthed at the Loading Port that is returned to shore. The LNG Tankers shall compress such boil-off gas to the extent required to maintain the gas pressure in the LNG Tanker's cargo tanks and the boil-off gas return line within allowable operating limits during loading, and Seller shall operate the boil-off gas return system in a manner that will permit the gas pressure in the LNG Tanker's cargo tanks to be maintained within the allowable operating limits of such tanks.

4.6 Notifications of Estimated Time of Arrival at Loading Port and Cooling Requirements
     (a) Buyers shall give Seller notice by telex or facsimile of the date and hour on which each LNG Tanker departs from an Unloading Port or drydock/repair port and the estimated time of arrival ("ETA") at the Loading Port. Said notice shall be submitted immediately after the LNG Tanker's departure from the Unloading Port or drydock/repair port. Buyers shall include in such notice to Seller a statement of:
          (i) The estimated quantity of LNG that will be required to cool the tanks to permit continuous loading of LNG and the estimated time that will be required for such cooling, both of which will be based upon the date the LNG Tanker is expected to commence loading.

          (ii) Any operational deficiencies in the LNG Tanker that may affect its port performance.

          (iii) Requirements for nitrogen, fuel, water and other utilities.

               Buyers shall arrange for the LNG Tanker's master to notify Seller regarding any change in the ETA of twelve (12) hours or more. If the LNG Tanker's cargo tanks should require cooling or if the cooling or utilities requirements or the condition of the LNG Tanker should change on account of circumstances discovered after transmittal of the notice required by this Section 4.6(a), the master of the LNG Tanker shall give prompt notice thereof to Seller, setting forth the information required by the second preceding sentence, or amending any such information previously given to Seller.

     (b) Seventy-two (72) hours prior to the LNG Tanker's arrival at the Loading Port, the LNG Tanker's master shall give notice by telex to Seller stating its then ETA. If this ETA changes by more than six (6) hours, the LNG Tanker's master shall give notice of the corrected ETA promptly to Seller.

     (c) Forty-eight (48) hours prior to the LNG Tanker's arrival at the Loading Port, the LNG Tanker's master shall give notice by telex to Seller confirming or amending the last ETA notice. If this ETA changes by more than six (6) hours, the LNG Tanker's master shall give notice of the corrected ETA promptly to Seller.

     (d) Twenty-four (24) hours prior to the LNG Tanker's arrival at the Loading Port, an ETA notice shall be sent by telex and radio to Seller confirming or amending the last ETA notice. If this ETA changes by more than two (2) hours, the LNG Tanker's master shall give notice of the corrected ETA promptly to Seller.

     (e)  A final ETA notice shall be sent by telex and radio five
          (5) hours prior to the LNG Tanker's arrival at the Loading Port.

4.7  Berthing Assignments
     Seller shall determine the berthing sequence of vessels at the Loading Port in order to best ensure compliance with the overall loading schedule of the Badak Facility (including the Annual Program and Ninety-Day Schedules hereunder), and shall notify the masters of LNG Tankers via the ship's agent of their berthing priority upon receipt of Notice of Readiness.

4.8  Vessels Not Ready for Loading
     (a) If an LNG Tanker arrives which is not ready to load for any reason, Seller may or may not allow it to berth. In the case of an LNG Tanker only requiring cooldown to be ready to load, Seller shall not defer berthing by reason thereof if either such cooldown was provided for in the most recent Ninety-Day Schedule or the cooldown time is not expected to exceed six (6) hours. Whenever Buyers notify Seller that an LNG Tanker will require cooldown, Seller shall make provision therefor in the Ninety-Day Schedule as soon as Seller can do so without disrupting the overall loading schedule or operations of the Badak Facility.

     (b) If any LNG Tanker previously believed to be ready for loading or cooling is found to be unready after being berthed, Seller may direct the master to vacate the berth and proceed to anchorage, whether or not other vessels are awaiting a berth, unless it appears reasonably certain that the LNG Tanker at the berth can be readied within four (4) hours and Seller has not concluded that such LNG Tanker is unsafe.

     (c) When the LNG Tanker at anchorage is ready, the master will notify Seller. Seller shall assign a berth to any such LNG Tanker or to any LNG Tanker awaiting cooldown at anchorage as soon as Seller is able to do so without disrupting Seller's loading requirements or operations.

4.9  Notice of Readiness
     As soon as the LNG Tanker is securely moored at the berth or securely anchored awaiting a berth, has received all necessary port clearances and is able to receive LNG for loading or cooling, the master shall give notice of readiness to Seller ("Notice of Readiness"); provided, however, that in the event an LNG Tanker should arrive at the Loading Port prior to the date established in the Ninety-Day Schedule (and any revisions thereof except those made after the LNG Tanker has commenced its voyage to the Loading Port unless made as a result of delays caused by the operations of the LNG Tankers), Notice of Readiness shall be deemed effective at the earlier of:
          (i) 0:00 a.m. local time on the scheduled loading date, or
          (ii) the time loading commences.

4.10 Tank Temperature for Loading and Statement of Cooling Time Buyers shall cause Buyers' Transporter after each discharge of a cargo at an Unloading Port to retain on board each LNG Tanker sufficient LNG, based on normal operations of the LNG Tanker (subject to making adequate provision for any LNG Tanker mechanical problems of which Buyers' Transporter is aware), to maintain, for a period of not less than twenty-four
     (24) hours after the later of:
     (i)  the actual arrival, or

     (ii) 0:00 a.m. local time on the scheduled loading date (ignoring any revision to such date made after the LNG Tanker has commenced its voyage to the Loading Port) of such LNG Tanker at the Loading Port, a temperature in the cargo tanks to permit continuous loading of LNG ("Arrival Temperature Requirement"); provided, however, that the Arrival Temperature Requirement shall not apply upon entry into service or in cases where the LNG Tanker proceeds from a drydock/repair port to the Loading Port. When an LNG Tanker requires cooling, the master or Buyers' Representative shall so inform Seller first at the time of the first notice under Section 4.6(a) and second at the time of the Notice of Readiness. After the LNG Tanker has been cooled, the representatives of both Buyers and Seller shall sign a statement of cooling time ("Statement of Cooling Time").

4.11 Quantities for Purging and Cooling of Tanks
     Quantities of LNG required to purge and cool each LNG Tanker to the temperature that will permit continuous loading of LNG shall be delivered by Seller without charge to Buyers upon the initial entry of such LNG Tanker into service and upon its return to service after each annual scheduled maintenance period (except that for a vessel temporarily in service as an LNG Tanker to receive such quantities of LNG without charge to Buyers, such vessel must remain in service for a period of not less than four (4) continuous months). All other LNG required by the LNG Tankers for purging and cooling shall be sold, delivered and invoiced by Seller and paid for by the Buyer (or its designee) scheduled to receive the cargo of LNG next to be loaded at the Contract Sales Price applicable to such cargo, except that where any LNG Tanker having met the Arrival Temperature Requirement needs purging or cooldown due to an event which does not extend Allotted Loading Time under
     Section 4.12(c), then the LNG required in connection therewith shall be provided without charge. Such price shall be applied to the total liquid quantities delivered for purging and cooling, measured before evaporation of any part thereof occurs. The parties will determine by mutual agreement the rates and pressures for delivery of LNG for purging and cooling and the method for determining quantities used for such operations. Quantities of LNG used to bring the LNG Tankers to a temperature permitting continuous loading of LNG shall not be applied against the quantities required to be sold by Seller and taken, or paid for if not taken, by Buyers under other provisions of this Contract.

4.12 Loading Time
     (a)  The allotted loading time for Seller to load each LNG
          Tanker ("Allotted Loading Time") shall be twenty-four
          (24) hours, subject to adjustment as provided below.

     (b) The actual loading time for each LNG Tanker ("Actual Loading Time") shall commence (i) six (6) hours after the time when the Notice of Readiness is received or deemed to be effective, as defined in Section 4.9, or (ii) when the LNG Tanker is "all fast alongside" the berth and ready to receive cooldown LNG or cargo, whichever first occurs, and shall end when the loading and return lines of the LNG Tanker are disconnected from the Seller's loading and return lines and all cargo papers necessary for departure required to be furnished by Seller are delivered on board in proper form and the LNG Tanker is permitted to proceed to sea.

     (c)  Allotted Loading Time shall be extended to include:
          (i) The period during which proceeding from the anchorage, berthing, loading or clearing of the LNG Tanker to proceed to sea after completion of loading is delayed, hindered or suspended by a Buyer, Buyers' Transporter, LNG Tanker's master, port authority or any third party for reasons of safety, weather or otherwise and over which Seller has no control;

          (ii) The period of any delays attributable to the operation of an LNG Tanker, including the period of time such LNG Tanker:
               (1) awaits a berth by reason of the exercise by Seller of its rights under Section 4.8, or
               (2) receives LNG for purging and cooldown, except when:
                    (A)  the LNG Tanker met the Arrival
                         Temperature Requirement, and
                    (B) the purging and cooldown is not due to an event which extends Allotted Loading Time under this Section 4.12(c);

          (iii) Any period during which berthing or loading of an LNG Tanker is delayed, hindered or suspended by reason of Force Majeure pursuant to Article 15; and
          (iv) Any period of delay caused by occupancy of the berth:
               (A)  By a previous LNG Tanker, provided such
                    occupancy is for reasons attributable to such LNG Tanker;
               (B) By either a previous LNG Tanker or another vessel on its scheduled loading date (ignoring any change in the schedule of the vessel occupying the berth made after departure of the LNG Tanker from the Unloading Port); or

               (C) By either a previous LNG Tanker or another vessel that arrived prior to the LNG Tanker when the LNG Tanker arrived after its scheduled loading date (ignoring any change in the LNG Tanker's scheduled loading date after departure of the LNG Tanker from the Unloading
                    Port), except that there shall be no addition to Allotted Loading Time under this clause (C) either:
                    (1)  for any period in excess of twenty-four
                         (24) hours, or
                    (2)  if the LNG Tanker arrived more than
                         twenty-four (24) hours prior to 0:00 a.m.
                         local time on the scheduled loading date of the vessel occupying the berth (unless loading of such vessel was necessary in order to maintain production of the liquefaction facilities).
4.13 Demurrage
     (a) If Actual Loading Time exceeds Allotted Loading Time (as extended in accordance with Section 4.12) in loading any LNG Tanker, Seller shall pay to Buyers demurrage at the daily rate provided in Buyers' Transportation Agreement, but not to exceed the daily demurrage rate payable by Seller under Seller's Transportation Agreement, for each day or portion thereof.

     (b)  Buyers shall invoice Seller for amounts due under this
          Section 4.13 and Seller shall pay the invoice in accordance with Article 10.

     (c) Under Buyers' Transportation Agreement, demurrage payments to Buyers' Transporter in any calendar year will be subject to refund to the extent that the aggregate of demurrage payments and freight payments received by Buyers' Transporter exceeds the minimum amount required to be paid under Buyers' Transportation Agreement for transportation of the Fixed Quantities in such calendar year. If Buyers receive from Buyers' Transporter any such refund, Buyers shall promptly pay to Seller a portion thereof calculated by multiplying the total refund by a fraction, the numerator of which is the amount paid by Seller in respect of demurrage hereunder during the year and the denominator of which is the total amount received by Buyers' Transporter in respect of demurrage during such year.

4.14 Effect of Loading Port Delays; Transportation Costs
     (a) If an LNG Tanker is delayed in berthing and/or commencement of loading, for a reason which would not result in an extension of Allotted Loading Time under
          Section 4.12(c), and if as a result of such reason the commencement of loading is delayed beyond thirty (30) hours after Notice of Readiness has been given, then for each full hour by which commencement of loading is delayed beyond such thirty-hour period, Seller shall pay Buyer or its designee for boil-off during such delay at the Contract Sales Price applicable to the cargo of LNG next to be loaded. The hourly BTU boil-off rate to be applied for such purpose shall be determined by actual average boil-off experience of the LNG Tankers as determined at appropriate intervals, but the total boil-off during such delay shall never exceed the quantity of LNG on board the LNG Tanker at the commencement of the said thirty-hour period. Buyers shall invoice Seller for amounts due under this Section 4.14(a) and Seller shall pay the invoice in accordance with Article 10.

     (b) If there should become due from Buyers to Buyers' Transporter at any time any of the following, namely:
          (i) Any payment or payments on account of non-utilization of an LNG Tanker resulting from an event or circumstance of Force Majeure affecting Seller caused by an LNG vessel other than an LNG Tanker which payment or payments:
               (A) shall not exceed, on a daily basis, the daily demurrage rate provided in Section 4.13 for the first ninety (90) days, and

               (B) shall be payable for any days in excess of one hundred eighty (180) days of such LNG Tanker non-utilization caused by such Force Majeure affecting Seller at the rate provided in Buyers' Transportation Agreement, provided that should Buyers' Transportation Agreement be terminated with respect to the LNG Tanker by reason of such event of Force Majeure, the payment shall be equal to the termination payment provided for in Buyers' Transportation Agreement, and provided further that the basis for calculating all payments referred to in this clause (B) is reasonable when compared with the obligations of Seller under Seller's Transportation Agreement in the same circumstances; in any event the amount payable under this clause (i) shall not exceed the maximum amount then available by way of P. and
                    I. cover in respect of the LNG vessel causing the damage, and if amounts in respect of all damages resulting from the incident which would be recoverable by Seller from such P. and I. cover exceed the maximum amount then available by way of P. and I. cover, then there shall be a proportionate reduction in the amount payable under this clause (i) so that such reduced amount bears the same relationship to the maximum amount then available by way of P. and I. cover as the amount otherwise payable hereunder would bear to the total amount of Seller's damages resulting from the incident which are recoverable from such P. and I. cover, provided that Seller agrees not to include in claims of Seller for damage caused to the Badak Facility by an LNG vessel other than an LNG Tanker any amounts paid or payable by Seller to Seller's Transporter on account of non-utilization of such LNG vessel or other LNG vessels of Seller's Transporter; or
          (ii) Any payment or payments on account of Buyers' failure to provide Buyers' Transporter with the minimum quantities of LNG required under Buyers' Transportation Agreement, if the deficiency is caused by the failure of Seller to satisfy its obligations under this Contract, excluding, however, any payment or payments as a result of delay in the commencement of deliveries of LNG as contemplated by Section 7.1(b); then, if and to the extent that the amount payable to Buyers' Transporter has not been paid and is not payable to Buyers under Section 4.13, such amount shall be paid to Buyers by Seller. This paragraph (b) shall not require Seller to pay any amount which becomes payable to Buyers' Transporter as the result of an event or circumstance of Force Majeure affecting Buyers, or as the result of Buyers' breach of their obligations under this Contract. It is understood that no amount will be payable by Seller under this paragraph (b) by reason of non-utilization of an LNG Tanker caused by the fault or negligence of such LNG Tanker or Buyers' Transporter. Any payments under this Section 4.14(b) shall be in such amounts as reflect any credits to Buyers for other revenues earned by the LNG Tanker during the period of Force Majeure.

          Buyer shall invoice Seller for payments under this paragraph (b) and Seller shall pay those invoices in accordance with Article 10.

ARTICLE 5 - ONSHORE FACILITIES

5.1  Receiving Facilities
     Buyers have heretofore constructed or will construct LNG receiving terminal facilities at the Unloading Ports including, without limitation, berthing and unloading facilities, LNG storage tanks, vessel services facilities and regasification plants (the "Receiving Facilities").

5.2  Badak Facility
     Seller has heretofore constructed or will construct at Bontang, East Kalimantan, liquefaction plant facilities to be used by Seller, including, without limitation, gas transmission pipelines, processing facilities, storage tanks, utilities, berthing and loading facilities (the "Badak
     Facility").

ARTICLE 6 - DURATION OF CONTRACT

     This Contract shall come into force and effect as of and from the date hereof and shall continue in effect until the expiration of the parties' respective obligations to sell and purchase LNG as provided in Article 7 or the earlier termination of this Contract pursuant to Section 10.5 or Article 26. If Seller and any Buyer or Buyers so agree at least five (5) years before the time this Contract would otherwise expire, the term of this Contract as to such Buyer or Buyers may be extended on such terms and conditions as may be mutually agreed.

ARTICLE 7 - QUANTITIES

7.1  Fixed Quantities
     (a) During each calendar year specified below (each such period being called a "Fixed Quantity Period"), Seller shall sell and deliver to each Buyer, and each Buyer shall purchase, receive and pay for, or pay for if not taken, at the Contract Sales Price, a quantity of LNG having a heating value as specified for such Buyer for such Fixed Quantity Period (each such quantity being called a "Fixed Quantity") as follows:







            Calendar     Fixed Quantities for Each Buyer
            Year                (billions of BTU's)
                         Osaka     Tokyo    Toho    Total
                         Gas       Gas      Gas

            1994         41,496    31,122   5,187   77,805
            1995         46,683    33,715.5 5,187   85,585.5
            1996         51,870    36,309   5,187   93,366
            1997-2013    57,057    41,496   5,187   103,740

          The above Fixed Quantities are subject to adjustment as provided in Sections 7.1(b), 7.1(c), 7.1(d), 7.1(e),
          7.3(a)(i) and 7.3(a)(iii). After giving effect to any such adjustment, the term "Fixed Quantity" shall mean the applicable Fixed Quantity as so adjusted, and the respective obligations of Seller to sell and deliver, and each Buyer to purchase, receive and pay for, or pay for if not taken, Fixed Quantities of LNG in any Fixed Quantity Period, shall apply to the applicable Fixed Quantities as so adjusted.

     (b) If Seller anticipates any difficulty in supplying any part of the Fixed Quantities for 1994 by reason of any new stage of the Badak Facility not being completed in time, then:
          (i) to the extent LNG is then available to Seller from its existing facilities, Seller shall supply such LNG (as Fixed Quantities hereunder) during the period prior to such completion, and

          (ii) if no or insufficient LNG can be made available, then the parties shall consult and agree upon reductions in Fixed Quantities for the 1994 Fixed Quantity Period.
     (c) Buyers shall be entitled to increase the Fixed Quantity listed in Section 7.1(a) for each Buyer for each Fixed Quantity Period by delivery to Seller of a notice (a "Fixed Quantity Notice") as follows:

          (i) The Fixed Quantity Notice for such increase, if any, for the Fixed Quantity Period in each of 1994, 1995 and 1996 shall be given to Seller on or before September 1, 1993, specifying for each Buyer the Fixed Quantity for each such Fixed Quantity Period. The Fixed Quantity of a Buyer for any such Fixed Quantity Period shall not be less than the Fixed Quantity for the last preceding period.

          (ii) The Fixed Quantity Notice for such increase, if any, for the Fixed Quantity Period in each of the years from 1997 through 2013 shall be given to Seller on or before September 1, 1996, specifying for each Buyer the Fixed Quantity for each such Fixed Quantity Period. The Fixed Quantity for a Buyer for the Fixed Quantity Period in each of the years 1998 to 2013 shall be equal to the Fixed Quantity for such Buyer for the Fixed Quantity Period in 1997. If Buyers deliver a Fixed Quantity Notice pursuant to subparagraph (i) above in which a Buyer's Fixed Quantity for 1996 is greater than the amount of its Fixed Quantity for 1997 listed in
               Section 7.1(a), then Buyers shall deliver a Fixed Quantity Notice which provides for a Fixed Quantity for such Buyer for the Fixed Quantity Periods for the years 1997 through 2013 which is not less than its Fixed Quantity for the Fixed Quantity Period in 1996.

          (iii) Each Fixed Quantity Notice shall be given jointly and signed by all Buyers and shall specify for each Buyer the amount of the Fixed Quantity for each Fixed Quantity Period. Any such notice shall be effective and irrevocable upon Seller's receipt thereof, and the Fixed Quantity of each Buyer thereafter shall be the Fixed Quantity set forth in the Fixed Quantity Notice.

          (iv) The aggregate for all Buyers of the Fixed
               Quantities for any Fixed Quantity Period shall not exceed 119,301 billion BTU's.

     (d) The Fixed Quantity of a Buyer for any Fixed Quantity Period may be reduced by the exercise of an adjustment ("Downward Adjustment") as follows:
          (i) Each Buyer shall have the right to exercise a Downward Adjustment only by giving notice that is received by Seller not later than October 15 of the year preceding the DA Period, and/or not later than October 31 of the DA Period, subject to the limits in subparagraph (ii) below. Each such notice shall state that it constitutes an exercise of a Downward Adjustment. Notice of exercise of a Downward Adjustment shall be effective and irrevocable upon Seller's receipt thereof.

          (ii) The total amount by which the Fixed Quantity of a Buyer may be reduced shall not exceed ten percent (10%) of such Buyer's Fixed Quantity under Section 7.1(a) (as increased pursuant to any exercise of Buyers' entitlement under Section 7.1(c) but without any adjustment pursuant to Sections 7.1(b), 7.1(d)(i), 7.3(a)(i) or 7.3(a)(iii)) for the DA
               Period.

          (iii) The cumulative aggregate amounts by which a Buyer reduces its Fixed Quantities for all Fixed Quantity Periods shall not exceed, for each Buyer, fifty percent (50%) of such Buyer's Fixed Quantity under Section 7.1(a) (as increased pursuant to any exercise of Buyers' entitlement under Section 7.1(c) but without any adjustment pursuant to Sections 7.1(d)(i), 7.1(e), 7.3(a)(i) or 7.3(a)(iii))
                    for the Fixed Quantity Period in 1997.

          (iv) If by notice to Buyers not later than December 31, 2010 Seller shall so require, each Buyer shall in the period prescribed in paragraph (A) below, commencing on January 1, 2014, take and pay for a quantity of LNG ("Year 21 Quantity") equal to the aggregate amount by which such Buyer (by the exercise of Downward Adjustments) reduces its Fixed Quantities during all Fixed Quantity Periods (including the years 2011, 2012 and 2013). For this purpose:

               (A) The period within which such Buyer shall take and pay for the Year 21 Quantity shall be a fraction of a year, such fraction calculated as the total Year 21 Quantities (in billions of BTU's) for all Buyers divided by ninety percent (90%) of the total Fixed Quantities under Section 7.1(a) (as increased pursuant to any exercise of Buyers' entitlement under
                    Section 7.1(c) but without any adjustment pursuant to Sections 7.1(d)(i), 7.1(e), 7.3(a)(i) or 7.3(a)(iii)) for all Buyers for the Fixed Quantity Period in 1997;

               (B) Such period shall be a Fixed Quantity Period only for the Year 21 Quantity, and the Year 21 Quantity of each Buyer shall be a Fixed
                    Quantity for such Buyer for such period; and

               (C)  The Year 21 Quantity shall be sold and
                    delivered, and purchased and received, under and upon the terms of this Contract, except that Buyers may not exercise a Downward Adjustment in respect thereof.

     (e)  If an event of Force Majeure as to LNG Tankers under
          Section 15.1(b) occurs and, notwithstanding all measures taken by Buyers pursuant to Section 15.2(b), Buyers are unable either:

          (i) to resume normal performance within a reasonable period of time, or

          (ii) to adopt a plan which, taking into account the then existing circumstances, will provide reasonable assurance to Seller that normal performance will be resumed within a period that will hold the resulting Force Majeure Deficiency to a level which can be restored within a reasonable period of time (thereby minimizing Seller's financial loss and relieving the pressure on Buyers to increase the quantities to be taken during later Fixed Quantity Periods), then Seller and Buyers will consult together and in good faith try to reach agreement as to what to do.

          If, within a period of nine (9) months from the date on which such event of Force Majeure occurred (or, if longer, the period ending with the end of the Fixed Quantity Period during which such event of Force Majeure occurred), Buyers are unable to adopt a plan that meets the standards in subparagraph (ii) above and gives reasonable assurance to Seller that performance will be resumed within the shortest practical time, then:

          (A) any plan to resume normal performance thereafter adopted by Buyers shall be with Seller's consent, which shall not unreasonably be withheld, and

          (B) then, or at any later time before such a plan has been adopted, Buyers, at the request of Seller in connection with the commitment by Seller to sell to third parties all or a portion of the quantities for which transportation has not been made available, shall agree to the reduction of the Fixed Quantities to the extent and for the term of such commitment which Seller proposes to make; provided that, if after the expiration of such period such a plan to resume normal performance is adopted by Buyers, Buyers shall no longer be obligated to agree to a reduction in Fixed Quantities.

7.2  Reallocation of Cargoes; Rate of Deliveries
     (a) Each Buyer, upon appropriate notice to Seller, may reallocate all or part of an LNG Tanker cargo from one
          Buyer to another Buyer.

          In case of such reallocation, the ownership of such cargo or part thereof shall be transferred directly from Seller to the new Buyer in place of the original Buyer, but the respective Fixed Quantities of the Buyers concerned shall not be changed and the cargo in question shall be deemed to be received by the original Buyer in connection with its take or pay obligations provided for in Section 7.3.

          Each such reallocation shall be documented in a form to be established by Seller and Buyers, executed by the original Buyer and the Buyer which will actually receive the cargo, which document will provide that the receiving Buyer will assume and be responsible to Seller for performance of the obligations of the original Buyer in respect of such cargo, and that such cargo is deemed to be taken by the original Buyer in connection with its take or pay obligations provided for in Section 7.3.

          Buyers will exercise the right to reallocate cargoes in a manner that will not materially disrupt the shipping schedules at the Badak Facility.

          (b) Within each Fixed Quantity Period the quantities to be delivered by Seller and received by Buyers at the Badak Facility shall be delivered and received at rates and intervals which are reasonably constant over the course of such Fixed Quantity Period, after taking into account all commitments of the Badak Facility and taking into consideration the downtime, shipping and other matters referred to in Article 12, so as to assure, as nearly as practicable, an even production rate at the Badak Facility and an even rate of deliveries at the Delivery Point.

7.3  Quantity Deficiency
     (a) If, during any Fixed Quantity Period, a Buyer should fail to take the full Fixed Quantity applicable thereto, such Buyer shall pay Seller, at the Contract Sales Price in effect as of the last day of such Fixed Quantity Period, for the quantities of LNG required to be purchased but which were not taken by such Buyer during such Fixed Quantity Period (any such quantities being called a "Quantity Deficiency"), subject, however, to paragraphs
          (b), (c) and (d) below and the following:

          (i) If, after taking into account all adjustments provided for in Sections 7.3(b), (c) and (d), the Quantity Deficiency of a Buyer at the end of any Fixed Quantity Period amounts to less than 2.9 trillion BTU's, the amount of such Quantity Deficiency shall be carried forward and added to the Fixed Quantity of such Buyer for the next succeeding Fixed Quantity Period.

          (ii) If, at the time each Annual Program is developed, the Quantity Deficiency of a Buyer for the applicable year is estimated to amount to less than a full cargo, such Buyer shall have the right to request an increase in the quantities which such Buyer wishes to take in such year in an amount sufficient to fill out such cargo (such right being herein referred to as a "Round-Up Request"). Any such Round-Up Request shall not, however, increase the Fixed Quantity of such Buyer. If Buyer does not make a Round-Up Request, or if Seller does not accept such Round-Up Request, the non-delivery of the partial cargo of Fixed Quantity shall not constitute a failure of Seller to make LNG available for sale for the purpose of paragraph (b) below.

          (iii) If, at the end of any Fixed Quantity Period, a Buyer has purchased and received quantities of LNG hereunder in excess of the Fixed Quantity of such Buyer for such Fixed Quantity Period other than Make-Up LNG or Restoration Quantities, the excess shall be applicable to reduce the Fixed Quantity of such Buyer for the next succeeding Fixed Quantity Period.

     (b) The obligation (set forth in paragraph (a) above) of each Buyer with regard to any Fixed Quantity Period to pay for Fixed Quantities not taken shall be reduced by the quantity of LNG which such Buyer was unable to purchase because of an event of Force Majeure affecting either Seller or such Buyer or because of Seller's failure for any other reason to make such quantity available for sale in accordance with this Contract.

     (c) In calculating the quantity of LNG delivered by Seller and purchased by a Buyer for each Fixed Quantity Period, quantities delivered and purchased within the first seven
          (7) days of the next following Fixed Quantity Period shall be included, provided such quantities were scheduled in the Annual Program for the Fixed Quantity Period with respect to which the calculation is being made.

     (d) A reduction shall be made to any Quantity Deficiency equal to the amount by which such Quantity Deficiency resulted from a partial loading of an LNG Tanker during the relevant Fixed Quantity Period due to reasons attributable to Seller.
7.4  Allocation of Deliveries Between Buyers and Other Purchasers
     (a) Whenever deliveries of LNG by Seller under this Contract must be reduced by reason of Force Majeure affecting Seller's ability to produce or load LNG from the Badak Facility, an allocation of quantities then available for sale at the Badak Facility will be made between Buyers and other purchasers of LNG from the Badak Facility. At such times the total quantities available for sale from the Badak Facility shall be allocated among the purchasers therefrom (including the Buyers) pro rata in the ratio of their respective quantities which are eligible for allocation as provided below. The quantities eligible for such allocation shall, as to Buyers, be the Fixed Quantities to be purchased hereunder during the period of such Force Majeure and, as to other purchasers, be those fixed or contract quantities of LNG which are committed for sale from the Badak Facility during the period of such Force Majeure in satisfaction of Seller's contracts with other purchasers which provide for sales of LNG over a term of at least fifteen (15) years.

     (b) If such Force Majeure does not preclude full production and loading of all Fixed Quantities under the allocation formula described in paragraph (a) above, but is of such an extent as to prevent Seller from producing and loading all Make-Up LNG and Restoration Quantities scheduled for delivery from the Badak Facility to Buyers and equivalent quantities (including quantities required to make good any exercise of an allowance) scheduled for delivery from the Badak Facility to other purchasers under LNG sales contracts which provide for sales over a term of at least fifteen (15) years, quantities of such LNG as are available shall be allocated between Buyers and such other purchasers in proportion to the respective quantities so scheduled.

7.5  Make-Up LNG
     If pursuant to Section 7.3(a) a Buyer shall have paid for any quantity of LNG which was not taken by such Buyer ("Take-or-Pay Quantity"), then in any subsequent year the said Buyer may purchase up to an equal quantity of LNG from Seller as make-up LNG ("Make-Up LNG") to the extent not previously made up. A Buyer may request Make-Up LNG by giving written notice to Seller as provided in Section 12.1. If, during any year for which Make-Up LNG has been requested,
     (i) Seller has uncommitted quantities of LNG available for such purposes, and

          (ii) such Buyer shall have first taken and paid for its Fixed Quantity for such year, then Seller shall sell to such Buyer the quantity of Make-Up LNG requested.

          A Buyer's right to purchase Make-up LNG under this
          Section 7.5 shall expire twelve (12) months after:

          (A)  if Buyer is required to purchase a Year 21
               Quantity, the end of the period prescribed in
               Section 7.1(d)(iv)(A), or

          (B) if Buyer is not required to purchase a Year 21 Quantity or there is no such quantity for such Buyer, the end of the last Fixed Quantity Period, unless such Buyer shall have requested Make-Up LNG during the preceding twelve (12) months and the Make-Up LNG requested shall not have been delivered to such Buyer. In such circumstance, the parties shall consult and agree upon a deferred schedule for Buyer to take delivery of any outstanding balance of Take-or-Pay Quantity.

          Each Buyer shall pay for Make-Up LNG at the Contract Sales Price in effect as of the date of delivery, reduced by the amount previously paid on account of the Take-or-Pay Quantity, or the part thereof, being made up by such sale. Take-or-Pay Quantities shall be made up, and prior payments applicable thereto applied, in the same chronological order in which such quantities accrued.

7.6  Force Majeure Deficiency
     (a) If during any Fixed Quantity Period or Fixed Quantity Periods all or any portion of the Fixed Quantity of LNG required to be taken by any Buyer therein is not delivered by Seller or taken by such Buyer by reason of Force Majeure (any such quantity not taken for such reason being called a "Force Majeure Deficiency"), Seller and the Buyer or Buyers concerned shall each make best efforts to restore the Force Majeure Deficiency in full by Seller selling and the Buyer or Buyers purchasing such quantities of LNG prior to the expiration of the last Fixed Quantity Period. The restoration quantities so agreed ("Restoration Quantities") will be scheduled for delivery pursuant to Article 12 at the mutual convenience of the parties. Such Restoration Quantities shall be subordinate to Make-Up LNG requested pursuant to Section 7.5.

          (b) If an event of Force Majeure relieves or delays the performance by any Buyer of its obligations under this Contract and causes a reduction in deliveries of LNG, and Seller sells to third parties quantities of LNG which Buyers are unable to purchase, then the Force Majeure Deficiency shall be reduced by the amount, if any, that the Seller's Gas Supply Obligation (including amounts so sold to third parties) exceeds the estimate of Proved Remaining Recoverable Reserves stated in the most recent Certificate as a result of such sales.

7.7  Allocation of Make-Up LNG and Restoration Quantities
     Whenever Make-Up LNG is requested under Section 7.5 and/or Restoration Quantities are requested under Section 7.6(a) by a Buyer or Buyers, and quantities are requested for similar purposes (including quantities required to make good any exercise of an allowance) by other purchasers from the Badak Facility, and uncommitted quantities of LNG are not available from the Badak Facility to meet all such requests, then the quantities of LNG which are available from the Badak Facility for such purposes shall be allocated, as between such Buyer or Buyers on the one hand and such other purchasers on the other hand, based on the proportion of the contract quantities of each requesting purchaser (including such Buyer or Buyers) to the total of the contract quantities of all of the requesting purchasers.

ARTICLE 8 - CONTRACT SALES PRICE

8.1  Contract Sales Price
     The contract sales price ("Contract Sales Price") applicable to the quantities of LNG to be sold and delivered at the Delivery Point and to any quantities of LNG required to be taken but which are not taken and are required to be paid for by a Buyer under this Contract, expressed in United States Dollars per million British Thermal Units (US$/MMBTU), shall be determined according to the following formula:

          P = A x I - B
where
     P    =    the Contract Sales Price expressed in US$/MMBTU
     A    =    0.153 (barrel/MMBTU)
     B    =    0.08 (US$/MMBTU)
     I    =    the arithmetic average of the realized export
               prices in U.S. Dollars per barrel, f.o.b.
               Indonesia, of all field classifications of Indonesian crude oils then being sold and exported, except premiums and except such prices for spot sales.

     The Contract Sales Price to be applied to the BTU's comprising each cargo shall be that Contract Sales Price in effect as of the date of completion of loading of such cargo.

8.2  Determination of "I"
     A redetermination of "I" in the formula in Section 8.1 shall be made as of each effective date on which either:

     (i) the realized export prices (except premiums and except prices for spot sales) of more than one of the field classifications of Indonesian crude oils then being sold and exported shall have changed from the respective prices therefor included in the last preceding determination of "I" pursuant to this Section 8.2, or

     (ii) two or more field classifications of such crude oils shall have been added to or deleted from the field classifications of crude oils being exported from Indonesia since the date of the last preceding determination of "I" made pursuant to this Section 8.2.

          The export price and classification data required to make the above determination shall be verified by the Ministry of Mines and Energy of the Republic of Indonesia.

ARTICLE 9 - TRANSFER OF TITLE

     Delivery shall be deemed completed and title and risk of loss shall pass from Seller to the purchasing Buyer as the LNG reaches the Delivery Point.

ARTICLE 10 - INVOICES AND PAYMENT

10.1 Cargo Invoices and Documents
     Promptly after completion of each loading of an LNG Tanker, Seller, or its representative, shall furnish to the receiving Buyer, or Buyers' Representative, a certificate of volume loaded together with such other documents concerning the cargo as may be reasonably requested by Buyers for the purpose of Japanese customs clearance.

     Seller shall further, within forty-eight (48) hours of completing the loading, cause a laboratory analysis to be completed to determine the quality and BTU content of the LNG and shall promptly furnish Buyer, or Buyers' Representative, a certificate with respect thereto together with details of the calculation of the number of BTU's sold.

     Promptly upon completion of such analysis and calculation, Seller, or its representative, shall furnish by telex or telegram to the receiving Buyer an invoice, stated in U.S. Dollars, in the amount of the Contract Sales Price for the number of BTU's sold together with component mol fractions, temperature, pressure and volume delivered. At the same time, Seller shall send Buyer a signed copy of the invoice and relevant documents showing the basis for the calculation thereof.

10.2 Other Invoices
     In the event that any moneys are due from one party to the other hereunder, including, without limitation, amounts payable pursuant to Section 7.3 on account of Fixed Quantities of LNG required to be purchased but which were not taken by a Buyer, then the party to whom such moneys are due shall furnish or cause to be furnished an invoice by telex or telegram therefor and relevant documents showing the basis for the calculation thereof. The procedure set forth in Section
     10.1 for sending a signed copy of such invoice shall be followed.

10.3 Invoice Due Dates
     Each invoice to a Buyer referred to in Section 10.1 above shall become due and payable by such Buyer on the eighth (8th) Business Day in Japan after the date on which the invoice (which may be in telex or telegraphic form) has been received by such Buyer in Japan.

     Each other invoice to a Buyer hereunder shall become due and payable by such Buyer on the twentieth (20th) calendar day after the date of such Buyer's receipt of such invoice in Japan.

     Each invoice to Seller shall become due and payable on the fourteenth (14th) calendar day after Seller's receipt thereof.

     If any invoice due date for Buyer is not a Business Day in Japan, such invoice shall become due and payable on the next day which is a Business Day in Japan.

     In the event the full amount of any invoice is not paid when due, any unpaid amount thereof shall bear interest, compounded annually, from and including the day following the due date up to and including the date when payment is made, at an interest rate two percent (2%) greater than the Base Rate in effect from time to time during the period of delinquency. Such interest rate shall be adjusted up or down, as the case may be, to reflect any changes in the Base Rate as of the dates of such changes in the Base Rate.
10.4 Payment
     Each Buyer shall pay, or cause to be paid, in U.S. Dollars all amounts which become due and payable by such Buyer pursuant to any invoice issued hereunder, to a bank account or accounts in the United States to be designated by Seller. Seller shall pay, or cause to be paid, in U.S. Dollars all amounts which become due and payable by Seller pursuant to any invoice issued hereunder to a bank account or accounts in Japan designated by and in accordance with instructions issued by Buyers. The paying party shall not be responsible for a designated bank's disbursement of amounts remitted to such bank, and a deposit in immediately available funds of the full amount of each invoice with such bank shall constitute full discharge and satisfaction of the obligations under this Contract for which such amounts were remitted. Each payment of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason, including, without limitation, taxes, exchange charges or bank transfer charges.

     Transfer of funds to the Seller's bank in the United States effected from Japan before the close of business in Japan on or before the due date of any invoice shall be deemed timely payment notwithstanding that such U.S. bank cannot credit such transfer as immediately available funds for a period of up to fourteen (14) hours by reason of the time difference between Japan and the United States, or for one or more days which are not banking days in the United States.

10.5 Seller's Rights Upon Buyer's Failure to Make Payment
     If payment of any invoice for quantities of LNG sold hereunder or for Fixed Quantities of LNG not taken and for which a Buyer is obligated to pay pursuant to this Contract is not made in accordance with this Contract within sixty (60) days after the due date thereof, Seller shall be entitled, upon giving thirty
     (30) days' written notice to such Buyer, to suspend subsequent sales to such Buyer until the amount of such invoice and interest thereon has been paid, and such Buyer shall not be entitled to any make-up rights in respect of such suspended sales. If any such invoice is not paid within one hundred twenty (120) days after the due date thereof, then, subject to the further provisions of this Section 10.5, Seller shall have the right, at Seller's election, upon not less than eighty
     (80) days' notice to Buyer or Buyers, as the case may be, to exercise either of the following options:

     (i) Seller may terminate this Contract in respect of the defaulting Buyer only, in which event this Contract shall continue in effect between Seller and the other Buyers just as though the defaulting Buyer had never been a party and the quantities of LNG thereafter to be purchased and received by such defaulting Buyer had never been included in this Contract; or

          (ii) Seller may terminate this Contract in its entirety as to Buyers unless prior to such termination arrangements shall have been made which are satisfactory to Seller for the payment of all amounts owed Seller by the defaulting Buyer and for the assumption of the LNG quantity and other obligations of the defaulting Buyer under this Contract by one or more Buyer(s) not defaulting.

          Termination by Seller under clause (i) or (ii) above shall become effective upon the date specified in such notice from Seller. Any such termination shall be without prejudice to any other rights and remedies of Seller arising hereunder or by law or otherwise, including the right of Seller to receive payment of all obligations and claims which arose or accrued prior to such termination or by reason of such default by a Buyer or Buyers.

10.6 Disputed Invoices
     In the event of disagreement concerning any invoice,

     (i) the invoiced party shall make provisional payment of the amount which is believed to be correct and shall immediately notify the other of the reasons for such disagreement, except that in case of obvious error in computation the correct amount shall be paid disregarding such error, and

     (ii) the invoiced party shall make provisional payment of the amount in dispute to an interest bearing escrow account established and controlled jointly by Seller and the relevant Buyer. The amount in dispute (including account interest thereon) shall remain in the escrow account until resolution of the disagreement, after which the amount shall be paid to the party entitled thereto. If, in the case of disagreement concerning one or more Seller's invoices, the amount of payments not in dispute is insufficient to permit Seller to meet its periodic obligations to its lenders for debt service in respect of the Financing, then Seller may pledge its rights in such escrow account to lenders as security for such Financing.

          Invoices may be contested or modified only if, within a period of ninety (90) days after receipt thereof, Buyer or Seller serves notice on the other, questioning their correctness. If no such notice is served, invoices shall be deemed correct and accepted by both parties. Promptly after resolution of any dispute as to an invoice, the amount of any overpayment or underpayment shall be paid by Seller or Buyer to the other, as the case may be, plus interest at the rate provided in Section 10.3 from the date payment was due to the date of payment.

ARTICLE 11 - QUALITY

11.1 Gross Heating Value
     The LNG when delivered by Seller to Buyers shall have, in a gaseous state, a Gross Heating Value of not less than 1065 BTU per Standard Cubic Foot and not more than 1165 BTU per Standard Cubic Foot. The expected range will be between 1105 and 1160 BTU per Standard Cubic Foot.

11.2 Components
     The LNG when delivered by Seller to Buyers shall, in a gaseous state, contain not less than eighty-five molecular percentage (85 mol%) of methane (CH4) and, for the components and substances listed below, such LNG shall not contain more than the following:

     A.   Nitrogen (N2), 1.0 mol%.
     B.   Butanes (C4) and heavier, 2.00 mol%.
     C.   Pentanes (C5) and heavier, 0.10 mol%.
     D.   Hydrogen sulfide (H2S), 0.25 grains per 100 Standard
          Cubic Feet (0.25 grains/100 scf).
     E.   Total sulfur content, 1.3 grains per 100 Standard Cubic
          Feet (1.3 grains/100 scf).

     Although the LNG which Seller delivers to Buyers is permitted to contain the sulfur concentrations shown in clauses D and E above, under normal operating conditions at the Badak
     Facility, Seller would expect such concentrations to be materially less.

     Should any question regarding quality of the LNG arise, Buyers and Seller shall consult and cooperate concerning such question.

ARTICLE 12 - SCHEDULING

12.1 Annual Program
     (a) Not later than ninety (90) days prior to the beginning of each calendar year commencing with the year in which the first Fixed Quantity Period occurs, Seller shall give written notice to Buyers of the anticipated quantities of LNG to be available for sale hereunder from the Badak Facility for each calendar quarter of the next calendar year, specifying any scheduled downtime of the Badak Facility. On or before October 15 of each year in which such notice is given, each Buyer shall advise Seller in writing of:

          (i) the quantities such Buyer wishes to take during each calendar quarter of the following year, specifying the amount of any Make-Up LNG and any Restoration Quantities (in addition to Fixed Quantities) requested pursuant to Article 7, and

          (ii) any planned downtime for Receiving Facilities, Buyers' shipping capacity and scheduled drydocking for LNG Tankers.

          Seller and Buyers shall thereupon consult together with a view to reaching agreement by December 1st of the same year and Seller shall issue a programming schedule, including provisional loading dates, for quantities sold hereunder to be loaded in full cargo lots at the Badak Facility during each calendar month during the following year (the "Annual Program"), and in so doing Seller and Buyers shall take into consideration the contents of the above notices. The Annual Program shall take into account Seller's commitments to other purchasers of LNG from the Badak Facility. Such Annual Program and the Ninety-Day Schedules referred to below (and any revisions thereof) are intended to assist the parties in planning their respective operations during the periods involved.

     The content of the Annual Program and Ninety-Day Schedules shall not reduce the entitlement of any party during any Fixed Quantity Period to sell and be paid for, or to purchase and receive, as the case may be, the quantities of LNG required under Article 7 to be sold and paid for during such Fixed Quantity Period. Seller and Buyers will each take all appropriate steps to carry out each Annual Program and Ninety-Day Schedule.

     (b) An Annual Program shall be amended to reflect requests for:

          (i) Make-Up LNG relating to a Take-or-Pay Quantity paid for in respect of the immediately preceding year;
               and/or

          (ii) Restoration Quantities relating to a Force Majeure Deficiency arising in respect of the immediately preceding year; provided that the requested LNG is available and such requests are received by Seller not later than January 15 of the year to which such Annual Program relates.

     (c) An Annual Program shall be amended to the extent required by the exercise by any Buyer of a Downward Adjustment.

12.2 Ninety-Day Schedules
     Not later than the fifteenth (15th) day of each calendar month, Seller shall, after discussion with each Buyer, deliver to each Buyer a three-month forward plan of loadings (the "Ninety-Day Schedule"), which follows the applicable Annual Program (or most current draft thereof) as nearly as practicable and sets forth the projected dates of loadings for each of the next three (3) calendar months. Each Ninety-Day Schedule shall reflect all adjustments, if any, necessitated by deviation from prior Ninety-Day Schedules so as to maintain as far as practicable the loadings forecast in the Annual Program. Both parties shall cooperate to facilitate smooth performance of the Ninety-Day Schedule. After consultation with Buyers, Seller shall revise the Ninety-Day Schedule when appropriate to meet operational requirements with the overall objective of fulfilling the Annual Program as far as practicable, taking into account any requests of Buyers for adjustments.

ARTICLE 13 - MEASUREMENTS, TESTS AND ANALYSIS

13.1 Parties to Supply Devices
     Buyers shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tankers, density, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG Tankers or customarily maintained on shipboard.

     Seller shall supply, operate and maintain, or caused to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Badak Facility.

13.2 Selection of Devices
     All devices provided for in this Article 13 shall be chosen by mutual agreement of the parties and shall be such as at the time of selection are the most accurate and reliable devices in their practical application. The required degree of accuracy (which shall in any case be within the permissible tolerances defined in Schedule A) of such devices selected shall be mutually agreed upon by Buyers and Seller. In advance of the use of any device the party providing such device shall cause tests to be carried out to verify that such device has the required degree of accuracy. The provisions of Section 13.10(a) shall apply to such tests.

13.3 Units of Measurement and Calibration
     The parties will cooperate closely in the design, selection and acquisition of devices to be used for measurements and tests under this Article 13 in order that, to the maximum extent possible, all measurements and tests may be conducted either in American units of measurement or in metric units of measurement. In the event that it becomes necessary to make measurements and tests using a new system of units of measurement, the parties shall establish mutually agreeable conversion tables, or, if they are unable to agree, such tables may be established by the procedures provided for resolution of disputes on measurement and testing in Section
     13.11. Measurement devices shall be calibrated as follows:

Measurement    American Units      Metric Units
Volume         Cubic feet          Cubic meters

Temperature    Degrees Fahrenheit  Degrees Centigrade

Pressure       Pounds per square   Kilograms per square
               inch or inches of   centimeter or
               mercury             millimeters of mercury

Length         Feet                Meters

Weight         Pounds              Kilograms

Density        Pounds per cubic    Kilograms per cubic
               foot                meter

13.4 Tank Gauge Tables of LNG Tankers
     Buyers shall provide Seller, or cause Seller to be provided, with a certified copy of tank gauge tables for each tank of each LNG Tanker verified by a competent impartial authority or authorities mutually agreed upon by the parties. Such tables shall include correction tables for list, trim, tank construction and any other items requiring such tables for accuracy of gauging. Seller and Buyers shall each have the right to have representatives present at the time each LNG tank on each LNG Tanker is volumetrically calibrated. If the LNG tanks of any LNG Tanker suffer distortion of such nature as to cause a prudent expert reasonably to question the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), any Buyer or Seller may require recalibration of such LNG tanks during any period when the LNG Tanker is out of service for inspection and/or repairs. Upon recalibration of the LNG tanks of the LNG Tankers, the same procedures used to provide the original tank gauge tables will be used to provide revised tank gauge tables based upon the recalibration data. The calibration of tanks provided for in this Section 13.4 shall constitute the only calibration required for purposes of this Contract.

13.5 Gauging and Measuring LNG Volumes Delivered
     Volumes of LNG delivered pursuant to this Contract shall be determined by gauging the LNG in the tanks of the LNG Tankers before and after loading.

     Gauging the liquid in the tanks of the LNG Tankers and measuring of liquid temperature, vapor temperature, vapor pressure and liquid density in each LNG tank, trim and list of the LNG Tankers, and atmospheric pressure shall be performed, or caused to be performed, by the Buyer purchasing the LNG, before and after loading.

     The first gauging and measurements shall be made immediately before the commencement of loading. The second gauging and measurements shall take place immediately after the completion of loading.

     Copies of gauging and measurement records shall be furnished to Seller.
     A.   Gauging the Liquid Level of LNG
          The level of the LNG in each LNG tank of the LNG Tanker shall be gauged by means of the gauging device installed in the LNG Tanker for that purpose. The level of the LNG in each tank shall be logged or printed.

     B.   Determination of Temperature
          The temperature of the LNG and of the vapor space in each cargo tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature. Temperatures shall be logged or printed.

     C.   Determination of Pressure
          The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Tankers. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Tankers.

     D.   Determination of Density
          Density of the LNG shall be computed by Seller or, if mutually agreed, measured. Initially the density of the LNG will be computed by the method described in Schedule A attached hereto. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Buyers and Seller, such improved data, method or device shall then be used. If density is determined by measurements, the results shall be logged or printed.

13.6 Samples for Quality Analysis
     Representative samples of the LNG delivered shall be obtained, or be caused to be obtained, in triplicate by Seller during the time of loading. The three (3) samples shall be taken from an appropriate point on Seller's loading line as close as possible to the loading flanges and collected in the gaseous state using the continuous gasification/collection method agreed by Buyers and Seller.

     In addition periodic samples shall be obtained during loading. Should Seller determine that it is necessary to utilize periodic samples, the composition of the LNG delivered to each LNG Tanker shall be the arithmetic average of the results obtained by analysis of such samples. The method and devices for sampling and the quantity of the samples to be withdrawn shall be determined by agreement between Buyers and Seller to provide for taking representative and adequate samples of the LNG delivered.

     The samples obtained shall be distributed as follows:
     First sample   -    for use of Seller.
     Second sample  -    for use of Buyer receiving the LNG
                         shipment.
     Third sample   -    for retention by Seller for the agreed
                         period, not to exceed twenty-five (25)
                         days, during which period any dispute as to the accuracy of any analysis shall be raised, in which case the sample shall be further retained until such Buyer and Seller agree to retain it no longer.

13.7 Quality Analysis
     The samples provided for in Section 13.6 shall be analyzed, or be caused to be analyzed, by Seller to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with "G.P.A. Standard 2261, Method of Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography", published by G.P.A., current as of January 1, 1977 or as otherwise mutually agreed upon. If better standards for analysis are subsequently adopted by G.P.A. or other recognized competent impartial authority, upon mutual agreement of Buyers and Seller, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively. A calibration of the chromatograph or other analytical instrument used shall be performed by Seller immediately prior to the analysis of the sample of LNG delivered. Seller shall give advance notice to Buyers of the time Seller intends to conduct a calibration thereof, and Buyers shall have the right to have a representative present at each such calibration; provided, however, Seller will not be obligated to defer or reschedule any calibration in order to permit the representative of Buyers to be present.

     The sample shall be analyzed, or be caused to be analyzed, by Seller to determine the concentrations of hydrogen sulfide
     (H2S) and total sulfur content referred to in Section 11.2 using the methods described in Schedule A attached hereto.

13.8 Operating Procedures
     Prior to conducting operations for measurement, gauging, sampling and analysis provided in Sections 13.5, 13.6 and 13.7, the party responsible for such operations shall notify the appropriate representatives of the other party, allowing such representatives reasonable opportunity to be present for all operations and computations; however, the absence of the other party's representative after notification and opportunity to attend shall not prevent any operations and computations from being performed. At the request of either party any measurement, gauging, sampling and analysis provided for in Sections 13.5, 13.6 and 13.7 shall be witnessed and verified by an independent surveyor mutually agreed upon by the Buyer and Seller. The results of such surveyor's verifications shall be made available promptly to each party. All records of measurement and the computation results shall be preserved and available to both parties for a period of not less than three (3) years after such measurement and computation.

13.9 BTU Quantities Sold and Delivered
     The quantity of BTU's sold and delivered shall be calculated by Seller following the procedures described in this Section
     13.9, and shall be verified by an independent surveyor mutually agreed upon by Seller and Buyers.

     A.   Determination of Gross Heating Value
          The Gross Heating Value of the samples of the LNG shall be determined by computation, in accordance with the method described in Schedule A attached hereto, on the basis of the molecular composition determined pursuant to
          Section 13.7 and of the molecular weights and heating values described in "G.P.A. Publication 2145" published by G.P.A., current at the time of computation.

          If better constants or improved methods for determination of heating value are subsequently adopted by G.P.A. or other recognized competent impartial authority, they shall, upon mutual agreement of Seller and Buyers, be substituted therefor but not retroactively. The Gross Heating Value of the representative sample shall be the conclusive Gross Heating Value for the purpose of determining quantities of BTU's sold and delivered.

     B.   Determination of Volume of LNG Loaded
          The LNG volume in the tanks of the LNG Tanker before and after loading shall be determined by gauging as provided in Section 13.5 on the basis of the tank gauge tables provided for in Section 13.4. The volume of LNG remaining in the tanks of the LNG Tanker before loading shall then be subtracted from the volume after loading and the resulting volume shall be taken as the volume of the LNG delivered to the LNG Tanker.

          If failure of gauging and measuring devices of an LNG Tanker should make it impossible to determine the LNG volume, the volume of LNG delivered shall be determined by gauging the liquid level in Seller's onshore LNG storage tanks immediately before and after loading the LNG Tanker, and such volume shall be reduced by subtracting an estimated LNG volume, agreed upon by the parties, for boil-off from such tanks during the loading of such LNG Tanker. Seller shall provide Buyers, or cause the Buyers to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.

     C.   Determination of BTU Quantities Sold and Delivered
          The quantities of BTU's sold and delivered shall be computed by Seller by means of the following formula:

               Q =  V  x  D x P

     in which: Q    =    represents the quantity of the LNG sold
                         and delivered in BTU's.
               V    =    represents the volume of the LNG loaded,
                         stated in Cubic Meters, determined as
                         provided in Section 13.9B.
               D    =    represents the density of the LNG loaded,
                         stated in kilograms per Cubic Meter,
                         determined as provided in Section 13.5D.
               P    =    represents the Gross Heating Value of the
                         LNG loaded, stated in BTU's per kilogram.

     Physical constants, calculation procedures and examples of BTU determination are provided in Schedule A.

13.10     Verification of Accuracy and Correction for Error
          (a) Accuracy of devices used shall be tested and verified at the request of either party, including the request by a party to verify accuracy of its own devices. Each party shall have the right to inspect at any time the measurement devices installed by the other party, provided that the other party be notified in advance. Testing shall be performed only when both parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by Seller and Buyers. At the request of any party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyers and Seller. Permissible tolerances shall be defined in Schedule A.

          (b) Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the parties, as well as adjustment of the device. All the invoices issued during such period shall be amended accordingly to reflect such correction and an adjustment in payment shall be made between the affected Buyer or Buyers and Seller. If the period of error is neither known nor agreed upon, and there is no evidence as to such period of error, corrections shall be made and invoices amended for each delivery made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Section 13.10(b) shall not be applied to require the modification of any invoice that has become final pursuant to Section 10.6.

13.11     Disputes
          In the event of any dispute concerning the subject matter of this Article 13, including, but not limited to, disputes over selection of the type or the accuracy of measuring devices, their calibration, the result of measurement, period of error of a device, sampling, analysis, computation or method of calculation, such dispute shall be submitted to a competent impartial authority mutually agreed upon by the parties to the dispute or, if such authority cannot be agreed upon within thirty (30) days of request by any such party, such dispute shall be decided by arbitration pursuant to
          Article 16. All decisions of an authority acting under this Section 13.11 shall be binding on such parties. Expenses incurred in connection with the services of such authority shall be shared equally by the Seller on the one hand and the Buyer or Buyers who are parties to the dispute on the other hand.

13.12     Costs and Expenses of Test and Verification
          All costs and expenses for testing and verifying Seller's measurement devices as provided for in this Article 13 shall be borne by Seller and all costs and expenses for testing and verifying Buyers' measurement devices as provided for in this Article 13 shall be borne by Buyers. The fees and charges of independent surveyors for measurements and calculations as provided for in Sections
          13.8 and 13.9 shall be borne equally by Seller and Buyer. When the services of independent surveyors are required and selected by mutual agreement pursuant to Section 13.10, then the fees and charges of such surveyors shall be borne equally by Seller and Buyers.

ARTICLE 14 - DUTIES, TAXES AND CHARGES

     Seller shall pay (or reimburse Buyers for any such payments made by them) all taxes, royalties, duties or other imposts levied or imposed by the Indonesian Government or any subdivision thereof, or any other governmental authority in Indonesia, on the sale or export of LNG under this Contract.

ARTICLE 15 - FORCE MAJEURE

15.1 Events of Force Majeure
     Neither Seller nor any Buyer shall be liable for any delay or failure in performance hereunder if and to the extent such delay or failure in performance directly results from any of the following ("Force Majeure"):

     (a)  Other than LNG Tankers

          (i) Fire, flood, atmospheric disturbance, lightning, storm, typhoon, tornado, earthquake, landslide, soil erosion, subsidence, washout or epidemic;

          (ii) War, riot, civil war, blockade, insurrection, act of public enemies or civil disturbance;

          (iii) Strike, lockout or other industrial disturbance;

          (iv) Serious accidental damage to or serious failure of Seller's Facilities, unless such damage or failure is the result of willful negligence on the part of Seller's management;

          (v) Serious accidental damage to or serious failure of a Buyer's Facilities, unless such damage or failure is the result of willful negligence on the part of such Buyer's management;

          (vi) The Proved Remaining Recoverable Reserves of
               Natural Gas in the Gas Supply Area expressed in the then most recent Certificate referred to in Section 3.2(a) which can be economically produced have been fully depleted;

          (vii) Delay in completion and testing of any stage of the Badak Facility so as to prevent the same from becoming operational on a continuing basis, which delay is caused by delay in receiving major items of equipment or materials from the manufacturer or vendor thereof, provided that Seller shall have taken all steps reasonably available to obtain timely delivery of such items including the placing of purchase orders within such time as was prudent under then existing circumstances; or

          (viii) Act of government that directly affects the ability of a party to perform any obligation hereunder other than the obligation to remit payments as provided in Section 10.4 on account of LNG delivered and taken or not taken but required to be paid for under this Contract.

          (b)  As to LNG Tankers

               (i) The removal of an LNG Tanker from service due to loss, serious accidental damage or other serious failure, unless such loss, damage or failure is the result of willful negligence on the part of Buyers;

               (ii) Fire, flood, atmospheric disturbance,
                    lightning, storm, typhoon, tornado or
                    epidemic;

               (iii)     War, riot, civil war, blockade,
                         insurrection, act of public enemies or
                         civil disturbance;

               (iv) Strike, lockout or other industrial
                    disturbance occurring aboard an LNG Tanker or at a port or other facility at which an LNG
                    Tanker calls; or

               (v)  Act of government.

15.2 Notice; Resumption of Normal Performance
     (a) Immediately upon the occurrence of an event of Force Majeure that gives a party warning that the event may delay or prevent the performance by Seller or any Buyer of any of its obligations hereunder, the party affected shall give notice thereof to the other parties describing such event and stating the obligations the performance of which are, or are expected to be, delayed or prevented, and (either in the original or in supplemental notices) stating:

          (i) The estimated period during which performance may be suspended or reduced, including, to the extent known or ascertainable, the estimated extent of such reduction in performance; and

          (ii) The particulars of the program to be implemented to ensure full resumption of normal performance hereunder.

     (b) In order to ensure resumption of normal performance of this Contract within the shortest practicable time, the party affected by an event of Force Majeure shall take all measures to this end which are reasonable in the circumstances, taking into account the consequences resulting from such event of Force Majeure. Prior to resumption of normal performance the parties shall continue to perform their obligations under this Contract to the extent not prevented by such event.

15.3 Settlement of Industrial Disturbances

     Settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the party experiencing such situation and nothing herein shall require such party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.



ARTICLE 16 - ARBITRATION

     All disputes arising between any Buyer or Buyers, on the one hand, and Seller, on the other hand, relating to this Contract or the interpretation or performance hereof, shall be finally settled by arbitration conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce, effective at the time, by three (3) arbitrators appointed in accordance with such Rules. Arbitration shall be conducted in the English language and shall be held at Paris, France, unless another location is selected by mutual agreement of the parties concerned. The award rendered by the arbitrators shall be final and binding upon the parties concerned.

ARTICLE 17 - APPLICABLE LAW

     This Contract shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America.

ARTICLE 18 - BUYERS' REPRESENTATIVE

     Buyers will from time to time jointly designate a Buyers'
Representative or Buyers' Representatives to act on behalf of the Buyers in performing the following:

     A. Coordination among each of the Buyers, and between Seller and Buyer or Buyers, and the handling of communications between Seller and Buyer or Buyers in connection with performance of this Contract; and

     B. Implementation of various operations of each Buyer or of Buyers which are necessary in connection with purchasing and receiving of LNG hereunder.

     Buyers shall notify Seller the name and address of the entity or each entity to act as Buyers' Representative and shall specify the duties to be performed by each such entity.

     Seller shall be entitled to accept and rely upon any communication received from any Buyers' Representative as if received directly from one or more of the Buyers, and to give communications to any Buyers' Representative with the same effect as if given directly to a Buyer or Buyers. No act of or authorization to a Buyers' Representative shall relieve any Buyer from performance of any obligation or payment of any liability of such Buyer hereunder, each Buyer remaining primarily liable therefor at all times.

ARTICLE 19 - CONFIDENTIALITY

     No party to this Contract shall use or communicate to third parties the contents of this Contract or other confidential information or documents which may come into the possession of such party in connection with the performance of this Contract without the prior agreement of the party or parties to which such information or documents are confidential. This restriction shall not apply to the contents of this Contract, or information or documents, which:

     (i) have fallen into the public domain otherwise than through the act or failure to act of the party that has obtained them; or

     (ii) are communicated to:

          (A) any of Seller's Suppliers, or any Affiliate (as defined below), with the obligation of the receiving person to maintain confidentiality;

          (B) persons participating in the implementation of this project, such as Buyers' Transporter, Buyers' Representative, legal counsel, accountants, other professional, business or technical consultants and advisers, underwriters or lenders, with the obligation of the receiving persons to maintain confidentiality; or

          (C) any governmental agency of the Republic of Indonesia or Japan, or having jurisdiction over any of Seller's Suppliers or any Affiliate, provided that such agency has authority to require such disclosure, and that such disclosure is made in accordance with that authority.

     As used before, the term "Affiliate" means a company that controls, is controlled by, or is under common control with, a party to this Contract or any of Seller's Suppliers.

ARTICLE 20 - NOTICES

     All notices and other communications for purposes of this Contract shall be in writing, which shall include transmission by telex, facsimile, cable, or other similar electronic method of written transmission mutually agreed by Seller and Buyers, except that notices given from LNG Tankers at sea may be by radio. Notices and communications shall be directed as follows:

A. To Seller at the following mail, telex, facsimile and cable addresses -

     PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS
     BUMI NEGARA (PERTAMINA)

     (Mail address)

     P.O. Box 12/JKT
     Jalan Merdeka Timur 1A,
     Jakarta Pusat, Indonesia

     (Telex address)

     PERTAMINA 44302 or 44152
     JAKARTA, INDONESIA

     (Facsimile address)

     62-21-355271

     (Cable address)

     PERTAMINA
     JAKARTA, INDONESIA VIA RCA

     In each case marked for the attention of:
     Head of Gas Marketing Bureau


B. To Buyers at the following mail, telex, facsimile and cable addresses -




     (i)  OSAKA GAS CO., LTD.

          (Mail address)

          4-1-2, Hiranomachi,
          Chuo-ku,
          Osaka, 541 Japan

          (Telex address)

          5225275 DAIGAS J

          (Facsimile address)

          81-6-222-2044

          (Cable address)

          GASTANK OSAKA

     In each case marked for the attention of:
     Gas Resources Dept.


     (ii) TOKYO GAS CO., LTD

          (Mail address)

          1-5-20, Kaigan,
          Minato-ku,
          Tokyo, 105 Japan

          (Telex address)

          2422272 TGGEN J

          (Facsimile address)

          81-3-432-5834

          (Cable address)

          TGCC TBA

     In each case marked for the attention of:
     Raw Materials Dept.

     (iii)   TOHO GAS CO., LTD
          (Mail address)

          19-18, Sakurada-cho,
          Atsuta-ku,
          Nagoya, 456 Japan

          (Telex address)

          4477651 TOHOGS J

          (Facsimile address)

          81-52-871-6967

     In each case marked for the attention of:
     Raw Materials Dept.

     The parties may designate additional addresses for particular communications as required from time to time, and may change any addresses, by notice given thirty (30) days in advance of such additions or changes.

     Immediately upon receiving communications by telex, facsimile, cable or other similar electronic method of written transmission, or radio, a party shall acknowledge receipt by the same means, and may request a repeat transmittal of the entire communication or confirmation of particular matters. If the sender receives no acknowledgement of receipt within twenty-four (24) hours, or receives a request for repeat transmittal or confirmation, said party shall repeat the transmittal or answer the particular request.

     Without prejudice to the validity of the original notice, the receiving party of any notice given by telex, facsimile, cable or other similar electronic method of written transmission may request the confirmation of the notice by letter and the sending party shall make such confirmation by letter upon the request.

ARTICLE 21 - ASSIGNMENT

     Neither this Contract nor any rights or obligations hereunder may be assigned by any Buyer without the prior written consent of Seller, or by Seller without the prior written consent of each Buyer. Any request by a Buyer for Seller's consent to an assignment shall be accompanied by the written consent of each other Buyer to the proposed assignment.

ARTICLE 22 - AMENDMENT AND WAIVER

     This Contract cannot be amended, modified, varied or supplemented except by an instrument in writing signed by Seller and Buyers.

     The failure of any party at any time to require performance of any provision of this Contract shall not affect its right to require subsequent performance of such provision. Waiver by any party of any breach of any provision hereof shall not constitute the waiver of any subsequent breach of such provision. Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the party who is claimed to have granted such waiver or postponement.

ARTICLE 23 - SEVERALTY

     This Contract shall be binding upon each Buyer in accordance with its terms. The liabilities of Buyers under this Contract are several and not joint or joint and several, and each Buyer shall be liable only for performance of the obligations of such Buyer as provided in this Contract.

ARTICLE 24 - DETAILS OF PERFORMANCE

     Details necessary for performance of this Contract shall be mutually agreed upon by Seller and each Buyer separately or, when necessary and desirable, by Seller and Buyers on a coordinated and mutually agreeable basis.

ARTICLE 25 - EXCHANGE OF INFORMATION

     Seller and Buyers will maintain close communication and mutually provide and exchange available information directly relevant to the fulfillment of this Contract.

     The parties will consult together, by having meetings if necessary, to coordinate plans relating to the construction or modification of any stage of the Badak Facility and the construction of the LNG Tankers, so as to assure that the Badak Facility and the LNG Tankers are compatible for all purposes and that progress is being made in accordance with the project timetable agreed to between the parties.

ARTICLE 26 - TERMINATION

     Seller and each Buyer shall use best endeavors to obtain all authorizations, approvals and permissions of national and local governments or other competent authorities or bodies which are required for performance of this Contract (the "Authorizations and Approvals"), and will cooperate fully with each other wherever necessary for this purpose. If, at the time of expiration of six
(6) months after the execution of this Contract, Seller or any Buyer should fail to obtain the Authorizations and Approvals, or Seller should fail to arrange the financing of the expansion of the Badak Facility contemplated by Seller in connection with this Contract (the "Financing"), then such party shall so notify the other parties promptly after such expiration, and Seller and Buyers shall consult as to the circumstances pertaining thereto. If, within thirty (30) days after the date of the aforesaid notice, the parties have not agreed on a postponement of the time within which the Authorizations and Approvals shall be obtained or Financing arranged, then either Seller or Buyers may terminate this Contract by written notice given at any time prior to the date upon which the Authorizations and Approvals are obtained or Financing arranged. The same right of termination and procedures relating thereto shall apply upon the expiration of any postponement period or periods agreed to by the parties. For the purposes hereof Financing shall be deemed to have been arranged only when the agreements and other documents required therefor shall have been entered into by all parties thereto, shall have received all governmental authorizations and approvals required for the performance thereof and shall have become effective and unconditional.

     This Contract is also subject to termination under certain other circumstances as provided in Section 10.5.

     Termination of this Contract shall be without prejudice to any accrued rights of the parties arising under this Contract prior to termination.

ARTICLE 27 - SCOPE

     This Contract constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any agreement between the parties, whether written or oral, prior to the date of the execution hereof.

ARTICLE 28 - COUNTERPARTS

     This Contract is executed in four (4) identical counterparts each of which shall have the force and dignity of an original, and all of which shall constitute but one and the same Contract.

     IN WITNESS WHEREOF, each of the parties has caused this Contract to be executed by its duly authorized officer as of the date first written above.

SELLER:                       BUYERS:

PERUSAHAAN PERTAMBANGAN       OSAKA GAS CO., LTD.
MINYAK DAN GAS BUMI NEGARA
(PERTAMINA)




By __________/s/_____________ By_________/s/________



                              TOKYO GAS CO., LTD.




                              By_________/s/________



WITNESS:


NISSHO IWAI CORPORATION       TOHO GAS CO., LTD.




By _________/s/_________      By ________/s/________